UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

AMENDMENT NO. 2 to CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 18, 2009

Capital Growth Systems, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Florida	0-30831	65-0953505
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

500 W. Madison Street, Suite 2060, Chicago, Illinois 60661

(Address of Principal Executive Offices, Including Zip Code)

(312) 673-2400

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04	Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

Original Notice of Default. On November 24, 2009, Capital Growth Systems, Inc., (the “Company”) filed a Form 8-K announcing that, on November 18, 2009, it had received formal notification from ACF CGS, L.L.C. (“Agent”) of certain covenant violations (the “Notice”) that had occurred and had continued to exist under the Loan Agreement, dated as of November 19, 2008, by and among the Company, Global Capacity Group, Inc.(“GCG”), Centrepath, Inc., 20/20 Technologies, Inc., 20/20 Technologies I, LLC, Nexvu Technologies, LLC, Capital Growth Acquisition, Inc., Vanco Direct USA, LLC, to be known as Global Capacity Direct, LLC (“GCD”, and Magenta netLogic Limited (each individually a “Borrower” and collectively the “Borrowers”), Agent, and the lenders who are a party thereto (the “Lenders”) (as amended, modified and/or restated from time to time, the “Loan Agreement”).

Forbearance Agreement. On December 29, 2009, the Company filed a Form 8-K announcing that on December 22, 2009, the Agent and Borrowers entered into a forbearance agreement (the “Forbearance Agreement”) pursuant to which Agent agreed to forbear from exercising its rights and remedies with respect to the defaults specified in the Forbearance Agreement (“Specified Defaults”) until January 26, 2010 (the “Forbearance Termination Date”), provided that: (i) other than the Specified Defaults, there are no financial covenant violations or other defaults by any of the Borrowers during the interim period; (ii) the Borrowers comply with the terms of the Forbearance Agreement; (iii) the Borrowers do not join in, assist, cooperate, or participate as an adverse party or adverse witness in any suit or other proceeding against the Agent, any Lender or an affiliate of either which is related to (a) any of the obligations or amounts owing under the Forbearance Agreement, the Loan Agreement, or any other loan document or (b) is in connection with or related to any of the transactions contemplated by such documents; and (iv) no third party exercises any right or remedy it may have as a result of any of the Specified Defaults. The Specified Defaults include, but are not limited to: (i) violation of the minimum EBITDA covenant for the period of the Forbearance Agreement and (ii) deviation by more than 15% from its vendor payment plan budgets submitted to the Agent, for the testing periods ended November 6, 2009 through December 18, 2009.

First Amendment to Forbearance Agreement. On December 31, 2009, the Agent and Borrowers entered into the first amendment to the Forbearance Agreement (the “First Amendment”). Pursuant to the First Amendment, the Agent agreed to:

1.	Extend the Forbearance Termination Date to the earlier of February 22, 2010 or the date on which: (i) the Borrowers violate any financial covenant or other term triggering a default under the Loan Agreement other than (a) the Specified Defaults and/or (b) the Borrowers’ minimum EBITDA financial covenant; (ii) the Borrowers fail to comply with the terms of the Forbearance Agreement (as amended); (iii) any Borrower joins in, assists, cooperates, or participates as an adverse party or adverse witness in any suit or other proceeding against the Agent, any Lender, or any affiliate of either which is related to (a) any of the obligations or amounts owing under the Forbearance Agreement (as amended), the Loan Agreement, or any other loan document or (b) is in connection with or related to any of the transactions contemplated by such documents; or (iv) any third party exercises any right or remedy it may have as a result of any of the Specified Defaults, and

2.	Extend the date the Borrowers were required to enter into a definitive transaction that will result in a mandatory pay down of the term loan under the Loan Agreement (the “Term Loan”) in an amount not less than $4,000,000 to “on or before December 31, 2009” (from “on or before December 28, 2009”).

The Borrowers had previously agreed to pay to Agent, for the account of the Lenders, Default Interest accruing from November 6, 2009 through January 26, 2010 in the amount of $83,235, in consideration of the Agent and the Lenders initially entering into the Forbearance Agreement. However, because the First Amendment extended the Forbearance Termination Date from January 26, 2010 to February 22, 2010, the Borrowers agreed to instead pay a total of $111,266 in Default Interest accruing from November 6, 2009 through February 22, 2009.

Further, the Borrowers are now required to:

1.	Prepay the outstanding principal amount of their obligations due under the Loan Agreement (the “Obligations”) in an amount equal to 100% of any BT Receivable Payment received by the Borrowers (whereas prior to the execution of the First Amendment, the Loan Agreement required the Borrowers to prepay the Obligations in an amount equal to 75% of such receipts),

2.	Make a mandatory pay down of the Term Loan in an amount not less than $4,000,000 on the date the “Initial Closing” occurs under that certain Asset Purchase Agreement by and among the Company, GCG, GCD, and Global Telecom & Technology Americas, Inc., dated on December 31, 2009 (the “APA”), and

3.	Deliver to the Agent, on or before January 7, 2010, a consent letter (the “Consent Letter”), countersigned by each applicable service provider, confirming that all cash obligations of the Company, GCG, and GCD for fees and expenses incurred in connection with those transactions contemplated by the APA (including all associated brokerage fees) shall, in no event, exceed $500,000, in the aggregate.

To date, the Borrowers have timely paid all debt service obligations under the Loan Agreement.

A copy of the original Loan Agreement was filed with the SEC as Exhibit 10.8 to the Company’s Form 8-K on November 20, 2008. Copies of the First and Second Amendments to the Loan Agreement were filed with the SEC as Exhibits 10.1 and 10.2 to the Company’s Form 8-K on August 4, 2009. A copy of the form of the Forbearance Agreement was filed with the SEC as Exhibit 10.1 to the Company’s Form 8-K on December 29, 2009.

Item 9.01	Exhibits

Exhibit 10.2 Form of First Amendment to Forbearance Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 6, 2010

CAPITAL GROWTH SYSTEMS, INC.

By:	/S/ JIM MCDEVITT
Jim McDevitt
Chief Financial Officer

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